INFORMATION TABLE FOR FORM 4. Modify information here; it will be automatically updated in Form 4. IT IS NOT NECESSARY TO PRINT THIS PAGE. DO NOT
                               DELETE THIS PAGE.



Last Name of Reporting Person                          Questrom
First Name of Reporting Person                         Allen
Middle Name of Reporting Person
Street Address of Reporting Person                     200 East 69th Street,
                                                       Suite 43A
City of Reporting Person                               New York
State of Reporting Person                              New York
Zip Code of Reporting Person                           10021
Statement for Month/Year                               4/98
IRS or SS # of Reporting Person
Issuer Name Ticker/Trading Symbol                      Polo Ralph Lauren
                                                       Corporation (RL)
If Amendment, date of Original (otherwise blank)
Information for Signed Pursuant
Filed by One Reporting Person (X or blank)
Filed by More than One Reporting Person (X or blank)


   Relationship of Reporting Person to Issuer: (Place an X where appropriate:
                              leave others blank.)

Director                                               [X]
10% Owner
Officer (* indicate below)
Other (* indicate below)
* Specify:

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:      September 30, 1998
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
--------------------------------


1. Name and Address of Reporting Person *

Questrom                    Allen
   (Last)                   (First)                 (Middle)

200 East 69th Street, Suite 43A
                            (Street)

New York                    New York                  10021
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

Polo Ralph Lauren Corporation (RL)


3. IRS or Social Security Number of Reporting Person (Voluntary)



4.  Statement of Month/Year

4/98


5. If Amendment, Date or Original (Month/Year)



6.  Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                                   Code         Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)  (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- -----------  -----------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 9-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Option issued pursuant to Issuer's
1997 Stock Option Plan for Non-
Employee Directors (Right to Buy)                        4/1/98      A         V      3,000                       (1)       4/1/08
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Class A Common Stock        3,000         $29.90625        10,500           D
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

(1) The option was granted on April 1, 1998. The option vests and becomes exercisable with respect to 50% of the shares of Class A Common Stock subject to the option on each of the first and second anniversaries of the date of the grant.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

         /s/ Allen Questrom                               April 6, 1998
-----------------------------------------------       ---------------------
    **Signature of Reporting Person                           Date


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Page 2
SEC 1474 (9-96)